Filed Pursuant to Rule 433

Registration No. 333-210282

Issuer Free Writing Prospectus dated November 7, 2017

Relating to Preliminary Prospectus Supplement dated November 7, 2017 (to Prospectus dated March 18, 2016)

ORACLE CORPORATION

FINAL PRICING TERM SHEET

2.625% Notes due 2023 (“2023 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	February 15, 2023

Coupon:	2.625%

Price to Public:	99.934%

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2018

Day Count Convention:	30/360

Benchmark Treasury:	2.000% due October 31, 2022

Benchmark Treasury Yield:	1.987%

Spread to Benchmark Treasury:	+ 65 basis points

Yield:	2.637%

Make-Whole Call:	The 2023 Notes will be redeemable, in whole or in part at any time prior to January 15, 2023 (one month prior to the maturity date (the “2023 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2023 Notes matured on the 2023 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2023 Notes) plus 10 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after the 2023 Par Call Date, the 2023 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2017

Settlement Date:	November 9, 2017 (T+2)

CUSIP / ISIN Numbers:	68389X BR5 / US68389XBR52

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.950% Notes due 2024 (“2024 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,000,000,000

Maturity:	November 15, 2024

Coupon:	2.950%

Price to Public:	99.842%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2018

Day Count Convention:	30/360

Benchmark Treasury:	2.250% due October 31, 2024

Benchmark Treasury Yield:	2.175%

Spread to Benchmark Treasury:	+ 80 basis points

Yield:	2.975%

Make-Whole Call:	The 2024 Notes will be redeemable, in whole or in part at any time prior to September 15, 2024 (two months prior to the maturity date (the “2024 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2024 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2024 Notes matured on the 2024 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2024 Notes) plus 15 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after the 2024 Par Call Date, the 2024 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2017

Settlement Date:	November 9, 2017 (T+2)

CUSIP / ISIN Numbers:	68389X BS3 / US68389XBS36

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.250% Notes due 2027 (“2027 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,750,000,000

Maturity:	November 15, 2027

Coupon:	3.250%

Price to Public:	99.889%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2018

Day Count Convention:	30/360

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Yield:	2.313%

Spread to Benchmark Treasury:	+ 95 basis points

Yield:	3.263%

Make-Whole Call:	The 2027 Notes will be redeemable, in whole or in part at any time prior to August 15, 2027 (three months prior to the maturity date (the “2027 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2027 Notes matured on the 2027 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2027 Notes) plus 15 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after the 2027 Par Call Date, the 2027 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2017

Settlement Date:	November 9, 2017 (T+2)

CUSIP / ISIN Numbers:	68389X BN4 / US68389XBN49

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.800% Notes due 2037 (“2037 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	November 15, 2037

Coupon:	3.800%

Price to Public:	99.624%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2018

Day Count Convention:	30/360

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Yield:	2.777%

Spread to Benchmark Treasury:	+ 105 basis points

Yield:	3.827%

Make-Whole Call:	The 2037 Notes will be redeemable, in whole or in part at any time prior to May 15, 2037 (six months prior to the maturity date (the “2037 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2037 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2037 Notes matured on the 2037 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2037 Notes) plus 20 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after the 2037 Par Call Date, the 2037 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2037 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2017

Settlement Date:	November 9, 2017 (T+2)

CUSIP / ISIN Numbers:	68389X BP9 / US68389XBP96

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

4.000% Notes due 2047 (“2047 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,250,000,000

Maturity:	November 15, 2047

Coupon:	4.000%

Price to Public:	99.531%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2018

Day Count Convention:	30/360

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Yield:	2.777%

Spread to Benchmark Treasury:	+ 125 basis points

Yield:	4.027%

Make-Whole Call:	The 2047 Notes will be redeemable, in whole or in part at any time prior to May 15, 2047 (six months prior to the maturity date (the “2047 Par Call Date”)), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2047 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2047 Notes matured on the 2047 Par Call Date (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2047 Notes) plus 20 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after the 2047 Par Call Date, the 2047 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2047 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	November 7, 2017

Settlement Date:	November 9, 2017 (T+2)

CUSIP / ISIN Numbers:	68389X BQ7 / US68389XBQ79

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322; Wells Fargo Securities, LLC toll free at 1-800-645-3751; J.P. Morgan Securities LLC collect at (212) 834-4533; or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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